UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TPG Specialty Lending, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TPG Specialty Lending, Inc.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

August 24, 2018

To Our Stockholders:

We are pleased to invite you to attend a Special Meeting of Stockholders of TPG Specialty Lending, Inc. to be held on October 8, 2018, at 9:30 a.m., local time, at the offices of Cleary Gottlieb Steen & Hamilton LLP, 450 Park Ave, 28th floor, New York, NY 10022.

The following pages include a formal notice of the meeting and our proxy statement. The Notice of Internet Availability of Proxy Materials you received in the mail and this proxy statement describe the matter on the agenda for the meeting.

On March 23, 2018, an amendment to the Investment Company Act of 1940, as amended (the “1940 Act”), was signed into law, which permits a business development company, or “BDC”, like us to take actions to increase the amount of indebtedness and other senior securities that we may issue. For the reasons explained in the accompanying proxy statement, we believe this is a positive development and, accordingly, we are seeking your approval to take advantage of this development at the earliest possible time.

At the meeting, you will be asked to consider and vote upon a proposal to allow the Company to increase leverage by approving the application to the Company of a minimum asset coverage ratio of 150%, pursuant to Section 61(a)(2) of the 1940 Act, to become effective the date after the Special Meeting, which would permit the Company to double the maximum amount of leverage that it is currently permitted to incur.

Please read these materials so that you will know what we plan to do at the meeting. It is important that your shares be represented at the special meeting, regardless of whether you plan to attend the meeting in person. Please vote your shares as soon as possible through any of the voting options available to you as described in the Notice of Internet Availability of Proxy Materials and this proxy statement.

On behalf of management and our Board of Directors, we thank you for your continued support of TPG Specialty Lending, Inc.

Sincerely,
/s/ Joshua Easterly
Joshua Easterly
Chairman of the Board of Directors

Fort Worth, TX

August 24, 2018

Important Notice Regarding the Availability of Proxy Material for the Special Meeting of Stockholders to Be Held on October 8, 2018.

Our proxy statement is available online at www.proxyvote.com.

The following information applicable to the Special Meeting of Stockholders may be found in the proxy statement and accompanying proxy card:

•	the date, time and location of the meeting;

•	a list of the matters intended to be acted on and our recommendations regarding those matters;

•	any control/identification numbers that you need to access proxy material online; and

•	information about attending the meeting and voting in person.

TPG Specialty Lending, Inc.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Notice of a Special Meeting of Stockholders

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of TPG Specialty Lending, Inc. will be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, 450 Park Ave, 28th floor, New York, NY 10022 on October 8, 2018, at 9:30 a.m., local time. The Special Meeting of Stockholders is being held for the following purpose:

1. To consider and vote upon a proposal to allow the Company to increase leverage by approving the application to the Company of a minimum asset coverage ratio of 150%, pursuant to Section 61(a)(2) of the Investment Company Act of 1940, as amended, to become effective the date after the Special Meeting, which would permit the Company to double the maximum amount of leverage that it is currently permitted to incur.

Only stockholders of record at the close of business on August 21, 2018, are entitled to notice of and to vote at the Special Meeting of Stockholders or any postponement or adjournment thereof.

We are furnishing a proxy statement and proxy card to our stockholders on the internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy statement and proxy card unless you request them. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy statement, and vote your proxy, on the internet.

On August 1, 2018, the Company’s Board of Directors, including the “required majority” thereof (as defined in Section 57(o) of the Investment Company Act of 1940, as amended (the “1940 Act”)), approved the application of the minimum asset coverage ratio of 150% to the Company. As a result, regardless of the outcome of the proposal, the Company will be subject to the minimum asset coverage ratio of 150% for purposes of the 1940 Act leverage limitation as of August 1, 2019. In order to provide the Company with maximum leverage flexibility at the earliest possible date, the Board also authorized the Company to seek the approval of its stockholders so that the Company may increase its leverage limitation under the 1940 Act sooner than August 1, 2019. If the proposal is approved by the stockholders, the authorization will be effective the date after the Special Meeting. If the proposal is not approved by the stockholders, the Company will continue to operate within the 200% minimum asset coverage ratio until the earlier of (1) such time as it receives stockholder approval of a similar proposal at a future meeting or (2) August 1, 2019, which is one year after the date on which the Board of Directors approved the application of the 150% minimum asset coverage ratio to the Company.

Upon the effectiveness of the lower minimum asset coverage ratio requirement (either after the Special Meeting or on August 1, 2019), the Company would revise its financial policy to increase its target debt-to-equity range from 0.75x to 0.85x, to 0.90x to 1.25x. In addition, the Adviser intends to waive a portion of the Management Fee payable under the Company’s Investment Advisory Agreement by reducing the Management Fee on assets financed using leverage over 200% asset coverage (in other words, over 1.0x debt-to- equity). Currently, the Management Fee payable to the Adviser is an annual rate of 1.5%, based on the average value of the Company’s gross assets calculated using the values at the end of the two most recently completed calendar quarters, adjusted for any share issuances or repurchases during the period. Pursuant to the waiver, the Adviser intends to waive the portion of the Management Fee in excess of an annual rate of 1.0% (0.250% per quarter) on the average value of the Company’s gross assets as of the end of the two most recently completed calendar quarters that exceeds the product of (i) 200% and (ii) the average value of the Company’s net asset value at the end of the two most recently completed calendar quarters. The fee waiver will be permanent and will have the effect of reducing the Management Fee payable to the Adviser from 1.5% to 1.0% on assets financed using greater leverage than the Company currently is permitted to incur under the existing 200% asset coverage ratio.

Your vote is extremely important to us. If you are unable to attend the Special Meeting of Stockholders, we encourage you to vote your proxy on the internet by following the instructions provided on the Notice of Internet Availability of Proxy Materials or proxy card. Stockholders may also request from us free of charge hard copies of the proxy statement and proxy card by following the instructions on the Notice of Internet Availability of Proxy Materials. In the event there are not sufficient votes for a quorum at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

THE BOARD OF DIRECTORS, INCLUDING THE INDEPENDENT DIRECTORS, UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL.

By Order of the Board of Directors,

/s/ Jennifer Gordon
Jennifer Gordon
Chief Compliance Officer, Vice President and Secretary

Fort Worth, TX

August 24, 2018

YOUR VOTE IS IMPORTANT! WE HOPE YOU WILL VOTE OVER THE INTERNET, BY PHONE OR BY MARKING, SIGNING AND RETURNING YOUR PROXY AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. EVEN IF YOU VOTE YOUR SHARES PRIOR TO THE MEETING, YOU STILL MAY ATTEND THE MEETING AND VOTE YOUR SHARES IN PERSON.

Page
Proxy Statement for a Special Meeting of Stockholders	1
Security Ownership of Certain Beneficial Owners and Management	4
Proposal No. 1—Authorization of the Company to Increase Leverage by Approving the Application to the Company of a Minimum Asset Coverage Ratio of 150%, Pursuant to Section 61(a)(2) of the Investment Company Act of 1940, as amended, to Become Effective the Date After the Special Meeting, Which Would Permit the Company to Double the Maximum Amount of Leverage That It Is Currently Permitted to Incur	6
Other Business	19
Stockholder Proposals and Nominations for the 2019 Annual Meeting of Stockholders	19
Annual Report	19
Householding of Proxy Materials	19
Privacy Principles	21

TPG Specialty Lending, Inc.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

PROXY STATEMENT

FOR A

SPECIAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of TPG Specialty Lending, Inc., which is sometimes referred to in this proxy statement as “TSL,” “TSLX,” “we,” “us,” “our,” or the “Company,” for use at a Special Meeting of Stockholders (the “Meeting” or “Special Meeting”) to be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, 450 Park Ave, 28th floor, New York, NY 10022 on October 8, 2018, at 9:30 a.m., local time. Only holders of record of our common stock at the close of business on August 21, 2018, which is the record date, will be entitled to vote at the Meeting. At the close of business on the record date, we had 65,127,082 shares of common stock outstanding and entitled to vote.

It is anticipated that the Notice of Internet Availability of Proxy Materials will first be sent to Stockholders on or about August 24, 2018. This proxy statement, including the accompanying form of proxy (collectively, the “Proxy Statement”), will first be made available to stockholders on or about August 24, 2018. The Proxy Statement can be accessed online at www.proxyvote.com.

All proxies will be voted in accordance with the instructions contained therein. Unless contrary instructions are specified, if the accompanying proxy is executed and returned (and not revoked) prior to the Meeting, the shares of the Company’s common stock represented by the proxy will be voted FOR the proposal to allow the Company to increase leverage by approving the application to the Company of a minimum asset coverage ratio of 150%, pursuant to Section 61(a)(2) of the Investment Company Act of 1940, as amended (the “1940 Act”), to become effective the date after the Special Meeting, which would permit the Company to double the maximum amount of leverage that it is currently permitted to incur. Should any matter not described above be properly presented at the Meeting, the named proxies will vote in accordance with their judgment as permitted.

Voting Rights

Holders of our common stock are entitled to one vote for each share held as of the record date. If your shares are held for your account by a broker, bank or other institution or nominee, your institution or nominee will not vote your shares unless you provide instructions to your institution or nominee on how to vote your shares. You should instruct your institution or nominee how to vote your shares by following the voting instructions provided by your institution or nominee.

The Special Meeting of Stockholders is being held for the following purpose:

1. To consider and vote upon a proposal to allow the Company to increase leverage by approving the application to the Company of a minimum asset coverage ratio of 150%, pursuant to Section 61(a)(2) of the Investment Company Act of 1940, as amended, to become effective the date after the Special Meeting, which would permit the Company to double the maximum amount of leverage that it is currently permitted to incur.

Quorum, Effect of Abstentions and Broker Non-Votes, Vote Required to Approve the Proposal

A majority of the outstanding shares of common stock must be present or represented by proxy at the Meeting in order to have a quorum. If you have properly voted by proxy online, by phone, or via mail, you will be considered part of the quorum. We will count “abstain” votes as present for the purpose of establishing a quorum for the transaction of business at the Meeting. If at any time shares are held through brokers, we will count broker non-votes as present for the purpose of establishing a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner votes on some matters on the proxy card, but not on others, because the broker does not have instructions from the beneficial owner or discretionary authority (or declines to exercise discretionary authority) with respect to those other matters. Notwithstanding the foregoing, we do not expect any broker non-votes at the Meeting because there are no routine proposals to be voted on at the Meeting. For this reason, it is imperative that stockholders vote or provide instructions to their broker as to how to vote.

You may vote “for” or “against,” or abstain from voting on, Proposal 1 (to allow the Company to increase leverage by approving the application to the Company of a minimum asset coverage ratio of 150%, pursuant to Section 61(a)(2) of the 1940 Act, to become effective the date after the Special Meeting, which would permit the Company to double the maximum amount of leverage that it is currently permitted to incur). The affirmative vote of the majority of shares represented at the meeting and voting on Proposal 1 will determine the outcome of the proposal. For the proposal, “abstain” votes and broker non-votes, if any, will count as shares represented at the meeting for purpose of establishing a quorum but will have no effect on the outcome of the vote.

Adjournment of Meeting

In the event that a quorum shall fail to attend the Meeting, either in person or represented by proxy, the stockholders entitled to vote at the Meeting (present in person or represented by proxy) shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than 30 days, or, if after adjournment a new record date is set, then a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. Any such adjournment proposed by a stockholder or person named as a proxy would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the Meeting.

Proxies for the Meeting

The named proxies for the Meeting are Jennifer Gordon and Ken Burke (or their duly authorized designees), who will follow submitted proxy voting instructions. They will vote as the Board recommends herein as to any submitted proxies that do not direct how to vote on any item, and will vote on any other matters properly presented at the Meeting in their judgment.

Other Information Regarding This Proxy

The Company will pay the expenses of soliciting proxies to be voted at the Meeting. The Company has retained Broadridge Investor Communications Solutions, Inc. to assist with the distribution and collection of proxies for a fee of approximately $50,000, plus reimbursement of expenses.

In addition to the solicitation of proxies by the use of the Internet, proxies may be solicited in person and/or by telephone, mail or facsimile transmission by directors or officers of the Company and/or officers or employees of TSL Advisers, LLC, the Company’s investment adviser (the “Adviser”). No additional compensation will be paid to such directors, officers or regular employees for such services. The address of the Adviser is 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

The Company has engaged the services of D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies. The Company has estimated that it will pay approximately $10,000, plus reimbursement of certain expenses and fees for additional services requested. Please note that D.F. King may solicit stockholder proxies by telephone on behalf of the Company. They will not attempt to influence how you vote your shares, but only ask that you take the time to authorize your proxy. You may also be asked if you would like to vote over the telephone and to have your vote transmitted to the proxy tabulation firm.

Revocability of Proxies

A stockholder “of record” (i.e., stockholders holding shares directly in their name) may revoke any proxy by delivering a new proxy in accordance with applicable law bearing a later date, by giving notice of revocation in writing to the Secretary of the Company prior to the Meeting or by attending the Meeting and voting in person. However, the mere presence of the stockholder at the Meeting does not revoke the proxy.

If your shares are held for your account by a broker, bank or other institution or nominee, you may vote such shares at the Meeting only if you obtain proper written authority from your institution or nominee and present it at the Meeting. If your shares are held for your account by a broker, bank or other institution or nominee, to revoke any voting instructions prior to the time the vote is taken at the Meeting, you must contact such broker, bank or other institution or nominee to determine how to revoke your vote in accordance with its policies a sufficient time in advance of the Meeting.

Contact Information for Proxy Solicitation

You can contact us by mail sent to the attention of the Secretary of the Company, Jennifer Gordon, TPG Specialty Lending, Inc., 888 7th Avenue, 35th Floor, New York, NY 10106. You can call us by dialing (212) 601-4753. You can access our proxy materials online at www.proxyvote.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). These rules generally provide that a person is the beneficial owner of securities if the person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire these powers within 60 days. The following table sets forth, as of August 21, 2018, the beneficial ownership as indicated in the Company’s books and records of each current director, the nominees for director, the Company’s Named Executive Officers, the Company’s executive officers and directors as a group, and each person known to the Company to beneficially own 5% or more of the outstanding shares of the Company’s common stock. With respect to persons known to the Company to beneficially own 5% or more of the outstanding shares of the Company’s common stock, the Company bases such knowledge on beneficial ownership filings made by the holders with the SEC.

The percentage ownership is based on 65,127,082 shares of common stock outstanding as of August 21, 2018. To the Company’s knowledge, except as indicated in the footnotes to the table, each of the stockholders listed below has sole voting and/or investment power with respect to shares beneficially owned by such stockholder. Unless otherwise indicated by footnote, the address for each listed individual is 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

Name of Individual or Identity of Group	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Beneficially Owned(1)
Directors and Executive Officers:
Interested Directors
Joshua Easterly (2)	36,176	0.1%
Michael Fishman	36,366	0.1%
Independent Directors
Richard Higginbotham	20,000	*
John Ross	22,701	*
Ronald Tanemura	86,516	0.1%
Named Executive Officers Who Are Not Directors
Ian Simmonds	2,583	*
Robert (Bo) Stanley (3)	3,907	*
All Directors and Executive Officers as a Group (13 persons) (4)(5)	2,907,574	4.5%
Five-Percent Stockholders:
State Teachers Retirement Board of Ohio (6)	5,006,805	7.7%
Division of Investment, Department of Treasury, State of New Jersey (7)	4,300,000	6.6%
Wells Fargo & Company (8)	4,231,242	6.5%
Universities Superannuation Scheme Ltd. (9)	3,488,476	5.4%

*	Represents less than 0.1%.
(1)

For purposes of this table, a person or group is deemed to have “beneficial ownership” of any shares of common stock as of a given date which such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days after such date. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of determining the percentage of shares beneficially owned for such person, but is not deemed to be outstanding for the purpose of computing the percentage of beneficial ownership of any other person (except in the case of directors and executive officers as a group). Except as otherwise noted, each beneficial owner of more than five percent of common stock and each director and executive officer has sole voting and/or investment power over the shares reported.

(2)

9,745 shares of common stock beneficially owned by Mr. Easterly have been pledged as security in connection with a line of credit with a third party financial institution unaffiliated with the Company.

(3)

All 3,907 shares of common stock beneficially owned by Mr. Stanley have been pledged as security in connection with a line of credit with a third party financial institution unaffiliated with the Company.

(4)

Includes shares owned by officers that are not “Named Executive Officers,” as defined in Item 402 of Regulation S-K, as promulgated under the Securities Act of 1933, as amended. 19,196 shares of common stock beneficially owned by certain officers have been pledged as security in connection with lines of credit with a third party financial institution unaffiliated with the Company.

(5)	TSL Advisers holds 2,732,307 shares of common stock, or the TSL Advisers Shares.

The business and affairs of TSL Advisers are managed by TSSP HoldCo Management, LLC (“TSSP”), a Delaware limited liability company, the managing member of TSL Advisers. TSSP HoldCo Management is managed by its board of directors, whose members are David Bonderman, James Coulter and Alan Waxman. Any decision or determination by the board of directors of TSSP HoldCo Management requires unanimous approval of the directors in attendance once a quorum is established.

Mr. Waxman is a Vice President of the Company. Because Mr. Waxman is a member of the board of directors of TSSP HoldCo Management, he may be deemed to beneficially own the TSL Advisers Shares. Mr. Waxman disclaims beneficial ownership of the TSL Advisers Shares except to the extent of his pecuniary interest therein.

(6)	The address of the State Teachers Retirement Board of Ohio is 275 East Broad Street, Columbus, OH 43215.
(7)	The address of the Division of Investment, Department of Treasury, State of New Jersey is 50 West State Street, 9th Floor, PO Box 290, Trenton, NJ 08625.
(8)

Based upon a Schedule 13F filed with the SEC on August 1, 2018 by Wells Fargo & Company on its own behalf and on behalf of certain subsidiaries. The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94163.

(9)

Based upon a Schedule 13G filed with the SEC on February 17, 2015 by Universities Superannuation Scheme Ltd, or USSL, as trustee for Universities Superannuation Scheme, or USS, and USS Investment Management Limited, or USSIM, and a Schedule 13F filed with the SEC on July 24, 2018 by USSIM. USSIM serves as investment manager to USS and has discretionary and voting power over the shares held by USSL. Accordingly, USSIM may be deemed to be the beneficial owner of 3,488,476 shares, all of which are held by USSL. USSIM disclaims beneficial ownership of the shares held by USSL, except to the extent of any pecuniary interest therefrom. The address of each of USSL and USSIM is Royal Liver Building, Liverpool L3 1PY, United Kingdom.

PROPOSAL NO. 1

AUTHORIZATION TO ALLOW THE COMPANY TO INCREASE LEVERAGE BY APPROVING THE APPLICATION TO THE COMPANY OF A MINIMUM ASSET COVERAGE RATIO OF 150%, PURSUANT TO SECTION 61(A)(2) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, TO BECOME EFFECTIVE THE DATE AFTER THE SPECIAL MEETING, WHICH WOULD PERMIT THE COMPANY TO DOUBLE THE MAXIMUM AMOUNT OF LEVERAGE THAT IT IS CURRENTLY PERMITTED TO INCUR.

The Company is a closed-end investment company that has elected to be regulated as a business development company or “BDC” under the 1940 Act. As a BDC, regulations under the 1940 Act limit the Company’s ability to use borrowing, also known as leverage, in significant respects. With certain limited exceptions, the Company is currently only allowed to borrow amounts, including by issuing bank debt, debt securities or preferred stock (collectively, “senior securities”), where its asset coverage, as defined in the 1940 Act, equals at least 200% after the borrowing. For purposes of the 1940 Act, “asset coverage” means the ratio of (1) the total assets of a BDC, less all liabilities and indebtedness not represented by senior securities, to (2) the aggregate amount of senior securities representing indebtedness and, if applicable, preferred stock.

On March 23, 2018, the passage of the Small Business Credit Availability Act (the “SBCAA”) amended Section 61(a) of the 1940 Act to allow a BDC to increase the maximum amount of leverage it may incur under the 1940 Act by electing to be subject to a lower minimum asset coverage ratio of 150%, subject to receipt of certain board or stockholder approvals and satisfaction of certain other conditions. Under the existing 200% minimum asset coverage ratio, the Company is permitted to borrow up to one dollar for investment purposes for every one dollar of investor equity, and under the 150% minimum asset coverage ratio, the Company will be permitted to borrow up to two dollars for investment purposes for every one dollar of investor equity. In other words, Section 61(a) of the 1940 Act permits BDCs to potentially increase their debt-to-equity ratio from a maximum of 1:1 to a maximum of 2:1 as a result of the amendments adopted pursuant to the SBCAA.

Under the SBCAA, the Board, including a “required majority” thereof (as defined in Section 57(o) of the 1940 Act), may vote to approve an increase in the Company’s leverage capacity, and such approval would become effective after one year. In accordance with Section 57(o) of the 1940 Act, the approval of the “required majority” of the Company’s Board requires the approval of both (i) a majority of the Company’s directors who are not “interested persons” of the Company, as such term is defined in Section 2(a)(19) of the 1940 Act, and (ii) a majority of the Company’s directors who have no financial interest in the increase in the Company’s leverage capacity. In addition, the Company is allowed to increase its leverage capacity if stockholders representing at least a majority of the votes cast, when quorum is met, approve a proposal to do so. If the Company receives stockholder approval, it would be allowed to increase its leverage capacity on the first day after such approval. In both cases, the Company would be required to make certain disclosures on its website and in SEC filings regarding, among other things, the receipt of approval to increase leverage, its leverage capacity and usage, and risks related to leverage.

On August 1, 2018, the Board, including the required majority thereof, approved the application of the minimum asset coverage ratio of 150% to the Company. As a result, regardless of the outcome of this proposal, the Company will be subject to the minimum asset coverage ratio of 150% for purposes of the 1940 Act leverage limitation as of August 1, 2019. This means that, as of August 1, 2019, the Company will be permitted to incur double the maximum amount of leverage that the Company is able to incur currently.

In order to provide the Company with maximum leverage flexibility at the earliest possible date, the Board also authorized the Company to seek the approval of its stockholders so that the Company may increase its leverage limitation under the 1940 Act sooner than August 1, 2019. If the proposal is approved by stockholders, the authorization would be effective as of the day after this Special Meeting and the Company will be permitted to incur double the maximum amount of leverage that the Company is able to incur currently approximately ten months earlier than if the Company’s stockholders do not vote to approve this proposal.

If the proposal is not approved by the stockholders, the Company will continue to operate within the 200% minimum asset coverage ratio until the earlier of (1) such time as it receives stockholder approval of a similar proposal at a future meeting or (2) August 1, 2019, which is one year after the date on which the Board of Directors approved the application of the 150% minimum asset coverage ratio to the Company.

Upon the effectiveness of the lower minimum asset coverage ratio requirement (either after the Special Meeting or on August 1, 2019), the Company would revise its financial policy to increase its target debt-to-equity range from 0.75x to 0.85x, to 0.90x to 1.25x. In addition, the Adviser intends to waive a portion of the Management Fee payable under the Company’s Investment Advisory Agreement by reducing the Management Fee on assets financed using leverage over 200% asset coverage (in other words, over 1.0x debt-to-equity). Currently, the Management Fee payable to the Adviser is an annual rate of 1.5%, based on the average value of the Company’s gross assets calculated using the values at the end of the two most recently completed calendar quarters, adjusted for any share issuances or repurchases during the period. Pursuant to the waiver, the Adviser intends to waive the portion of the Management Fee in excess of an annual rate of 1.0% (0.250% per quarter) on the average value of the Company’s gross assets as of the end of the two most recently completed calendar quarters that exceeds the product of (i) 200% and (ii) the average value of the Company’s net asset value at the end of the two most recently completed calendar quarters. The fee waiver will be permanent and will have the effect of reducing the Management Fee payable to the Adviser from 1.5% to 1.0% on assets financed using greater leverage than the Company currently is permitted to incur under the existing 200% asset coverage ratio.

Furthermore, after the 150% minimum asset coverage ratio is in effect, although the Company would be authorized to incur leverage up to an asset coverage ratio of 150% under the 1940 Act, the Company would need to amend the terms of its Revolving Credit Facility, which currently limits the Company to a minimum asset coverage ratio of 200%.

Illustrations of the Effect of Lowering the Minimum Asset Coverage Ratio

The following table sets forth the following information:

•	the Company’s total assets, total debt outstanding (in dollars and as a percentage of total assets), net assets and asset coverage ratio as of June 30, 2018;

•

assuming that, as of June 30, 2018, the Company had incurred the maximum amount of borrowings that could be incurred by the Company under the current 200% minimum asset coverage ratio, the Company’s pro forma total assets, total debt outstanding (with the maximum amount of additional borrowings that would be permitted to incur in dollars and as a percentage of total assets), net assets and asset coverage ratio; and

•

assuming that, as of June 30, 2018, the Company had incurred the maximum amount of borrowings that could be incurred by the Company under a 150% minimum asset coverage ratio, the Company’s pro forma total assets, total debt outstanding (with the maximum amount of additional borrowings that would be permitted to incur in dollars and as a percentage of total assets), net assets and asset coverage ratio.

In evaluating the information presented below, it is important to recognize that the maximum amount of borrowings that could be incurred by the Company is presented for comparative and informational purposes only and such information is not a representation of the amount of borrowings that the Company intends to incur or that would be available to the Company to be incurred.

Selected Consolidated Financial Statement Data (Unaudited)		Pro Forma Amounts as of June 30, 2018 Assuming that the Company had incurred the maximum amount of borrowings that could be incurred by the Company
(dollar amounts in thousands)	Actual Amounts As of June 30, 2018(1)	Under the Current 200% Minimum Asset Coverage Ratio(2)	Under a 150% Minimum Asset Coverage Ratio(3)
Total Assets	$1,978,479	$2,124,083	$3,186,125
Total Debt Outstanding	$876,880	$1,062,042	$2,124,083
Net Assets	$1,062,042	$1,062,042	$1,062,042
Asset Coverage Ratio	221%	200%	150%
Leverage	0.83x	1.00x	2.00x

(1)	As of June 30, 2018, the Company’s total outstanding indebtedness represented 44.3% of the Company’s total assets.
(2)

Based on the Company’s total outstanding indebtedness of $876.9 million as of June 30, 2018 and applying the currently applicable 200% minimum asset coverage ratio, the Company could have incurred up to an additional $185.2 million of borrowings. The maximum amount of additional borrowings of $185.2 million would have represented 8.7% of total assets.

(3)

Based on the Company’s total outstanding indebtedness of $876.9 million as of June 30, 2018 and applying a 150% minimum asset coverage ratio, the Company could have incurred up to an additional $1.2 billion of borrowings. The maximum amount of additional borrowings of $1.2 billion would have represented 39.1% of total assets.

In order to assist investors in understanding the effects of leverage, the following table illustrates the effect of leverage on returns from an investment in the Company’s common stock, assuming (1) the Company’s actual borrowings as of June 30, 2018, (2) the Company incurred the maximum amount of borrowings under the currently applicable minimum asset coverage ratio of 200% and (3) the Company incurred the maximum amount of borrowings under a minimum asset coverage ratio of 150%, each at various annual returns as of June 30, 2018, net of expenses. Leverage generally magnifies the return of stockholders when the portfolio return is positive and magnifies their losses when the portfolio return is negative. Actual returns may be greater or less than those appearing in the table. The calculations in the table below are hypothetical and actual returns may be higher or lower than those appearing below.

	Assumed Return on Portfolio (net of expenses)
	-10%	-5%	0%	5%	10%
Corresponding return to stockholder, based on actual borrowings as of June 30, 2018 (1)	(22.0)%	(12.7)%	(3.4)%	5.9%	15.3%
Corresponding return to stockholder, pro forma assuming the Company incurred the maximum amount of borrowings under the current 200% minimum asset coverage ratio(2)	(24.1)%	(14.1)%	(4.1)%	5.9%	15.9%
Corresponding return to stockholder, pro forma assuming the Company incurred the maximum amount of borrowings under a 150% minimum asset coverage ratio(3)	(38.2)%	(23.2)%	(8.2)%	6.8%	21.8%

(1)

Assumes, as of June 30, 2018, (i) $2.0 billion in total assets, (ii) $876.9 million in outstanding indebtedness, (iii) $1.1 billion in net assets and (iv) annualized interest cost of 4.08%, under the terms of the Company’s debt for the three months ended June 30, 2018, excluding fees (such as fees on undrawn amounts and amortization of upfront fees) and giving effect to the swap-adjusted interest rates on the Company’s outstanding notes. The Company’s investments would have had to produce annual returns of approximately 1.8% to cover annual interest payments on the outstanding debt.

(2)

Assuming, on a pro forma basis, that (a) the Company had incurred the maximum amount of borrowings that could be incurred by the Company as of June 30, 2018 under the existing 200% minimum asset coverage ratio, and (b) the additional borrowings compared to the actual amount of borrowings incurred by the Company as of June 30, 2018 are fully invested, the Company would have (i) $2.1 billion in total assets, (ii) $1.1 billlion in outstanding indebtedness, (iii) $1.1 billion in net assets, and (iv) an annualized interest cost of 4.08%. The Company’s investments would have had to produce annual returns of approximately 2.1% to cover annual interest payments on the outstanding debt.

(3)

Assuming, on a pro forma basis, that (a) the Company had incurred the maximum amount of borrowings that could be incurred by the Company as of June 30, 2018 under a 150% minimum asset coverage ratio, and (b) the additional borrowings compared to the actual amount of borrowings incurred by the Company as of June 30, 2018 are fully invested, the Company would have (i) $3.2 billion in total assets, (ii) $2.1 billion in outstanding indebtedness, (iii) $1.1 billion in net assets, and (iv) an annualized interest cost of 4.08%. The Company’s investments would have had to produce annual returns of approximately 2.7% to cover annual interest payments on the outstanding debt.

Fees and Expenses Table

The following table is intended to assist you in understanding the costs and expenses that an investor in the Company’s common stock will bear directly or indirectly, based on the assumptions set forth below. The pro forma information showing the maximum amount of borrowings that could be incurred by the Company is presented for comparative and informational purposes only and such information is not a representation of the amount of borrowings that the Company intends to incur or that would be available to the Company to be incurred.

The Company cautions you that some of the percentages indicated in the table below are estimates and may vary. The following table should not be considered a representation of the Company’s future expenses, which may be greater or less than shown. Future expenses will depend on many factors, including the use of leverage, which may vary periodically depending on market conditions, the Company’s portfolio composition and the Adviser’s assessment of risks and returns. Except where the context suggests otherwise, whenever this proxy statement contains a reference to fees or expenses paid by “us,” the “Company” or “TPG Specialty Lending, Inc.,” stockholders will indirectly bear these fees or expenses as investors in TPG Specialty Lending, Inc.

		Pro Forma annualized expenses assuming that the Company had incurred the maximum amount of borrowings that could be incurred by the Company
Estimated annual expenses (as a percentage of net assets attributable to common stock)(1):	Annualized expenses based on actual expenses for the six months ended June 30, 2018(2)	Under the current 200% minimum asset coverage ratio(3)	Under a 150% minimum asset coverage ratio(4)
Management Fee payable under the Investment Advisory Agreement(5)	2.63%	3.00%	4.50%
Incentive Fee payable under the Investment Advisory Agreement(6)	2.69%	2.95%	4.17%
Interest payments on borrowed funds(7)	3.81%	3.88%	7.76%
Other expenses(8)	1.55%	1.68%	2.52%
Total gross annual expenses	10.69%	11.51%	18.95%
Fee waivers(9)	—	—	(0.50)%
Total annual expenses (net of fee waivers)	10.69%	11.51%	18.45%

(1)	The net assets attributable to common stock used to calculate the percentages in this table reflect the Company’s net assets of $1.1 billion as of June 30, 2018.
(2)	Expenses in this column are based on actual expenses incurred for the six months ended June 30, 2018, annualized for a full year. As of June 30, 2018, the Company’s asset coverage was 221%.

(3)

Expenses in this column are based on expenses incurred for the six months ended June 30, 2018, annualized for a full year, assuming the Company had incurred the maximum amount of borrowings that could be incurred under the existing 200% minimum asset coverage ratio.

(4)

Expenses in this column are based on expenses incurred for the six months ended June 30, 2018, annualized for a full year, assuming the Company had incurred the maximum amount of borrowings that could be incurred under a 150% minimum asset coverage ratio.

(5)

The current base management fee is 1.5% of the average value of the Company’s gross assets (including cash and cash equivalents and assets purchased with borrowed amounts) using the values at the end of the two most recently completed calendar quarters, adjusted for any share issuances or repurchases during the period. The management fees reflected in the table are calculated by determining the ratio that the management fees for the six months ended June 30, 2018, annualized for a full year, bears to the Company’s net assets attributable to common stock (rather than gross assets).

The pro forma base management fees reflected in the table are based on total assets of $2.1 billion and $3.2 billion, respectively.

(6)

The Company may have capital gains and interest income that could result in the payment of an Incentive Fee to the Adviser in the twelve months after the date of this proxy statement. However, the Incentive Fee payable to the Adviser is based on the Company’s performance and will not be paid unless the Company achieves certain goals.

The Incentive Fee consists of two parts:

The first component, payable at the end of each quarter in arrears, equals 100% of the pre-Incentive Fee net investment income in excess of a 1.5% quarterly “hurdle rate” until the Adviser has received 17.5% of the total pre-Incentive Fee net investment income for that quarter and, for pre-Incentive Fee net investment income in excess of 1.82% quarterly, 17.5% of all remaining pre-Incentive Fee net investment income for that quarter.

The second component, or the “Capital Gains Fee”, payable at the end of each fiscal year in arrears, equaled 15% through March 31, 2014, and beginning April 1, 2014, equals a weighted percentage of cumulative realized capital gains from the Company’s inception to the end of that fiscal year, less cumulative realized capital losses and unrealized capital depreciation and net of the aggregate amount of any previously paid Capital Gains Fee for prior periods. For capital gains that accrue following March 31, 2014, the Incentive Fee rate is 17.5%. The Company accrues, but does not pay, a Capital Gains Fee with respect to unrealized appreciation because a Capital Gains Fee would be owed to the Adviser if the Company were to sell the relevant investment and realize a capital gain.

The incentive fees reflected in the table are calculated by determining the ratio that the incentive fees for the six months ended June 30, 2018, annualized for a full year, bears to the Company’s net assets attributable to common stock (rather than gross assets).

In calculating the pro forma incentive fees for the six months ended June 30, 2018 as a result of the Company’s incurring additional borrowings, the Company has assumed that the same weighted-average yield that was earned on the investments held during the six months ended June 30, 2018 is generated on incremental investments made using proceeds from such additional borrowings. For example, the pro forma total investment income for the six months ended June 30, 2018 is calculated by applying the ratio of “total investment income” for the six months ended June 30, 2018 to “total investments at fair value” as of June 30, 2018 to the pro forma assets as of June 30, 2018. This same ratio is used to calculate other pro forma expenses for the six months ended June 30, 2018, such as professional fees, directors’ fees and other general and administrative expenses.

(7)

Interest payments on borrowed funds is based on interest expense for the six months ended June 30, 2018, annualized for a full year, under the Company’s credit facilities excluding fees (such as fees on undrawn amounts and amortization of upfront fees) and including the swap-adjusted interest expense related to the Company’s outstanding notes.

For the six months ended June 30, 2018, the weighted average interest rate on the Company’s debt was 3.88%. In calculating the pro forma interest payments on borrowed funds for the six months ended June 30, 2018 as a result of the Company’s incurring additional borrowings, the Company has assumed that interest costs will remain similar to those prior to approval of this proposal.

The Company may borrow additional funds from time to time to make investments to the extent it determines that the economic situation is conducive to doing so. The Company’s stockholders indirectly bear the costs of borrowings under any debt instruments it may enter into.

(8)

Includes overhead expenses, such as payments under the Administration Agreement for certain expenses incurred by the Adviser, and excise taxes. The expenses in this table are based on actual other expenses and excise taxes for the six months ended June 30, 2018, annualized for a full year. Refer to note (6) above for the calculation of pro forma expenses for the six months ended June 30, 2018.

(9)

The “150% minimum asset coverage ratio” pro forma column reflects the Adviser’s waiver of the portion of the Management Fee in excess of an annual rate of 1.0% (0.250% per quarter) on the average value of the Company’s gross assets as of the end of the two most recently completed calendar quarters that exceeds the product of (i) 200% and (ii) the average value of the Company’s net asset value at the end of the two most recently completed calendar quarters. The fee waiver will be permanent and will have the effect of reducing the Management Fee payable to the Adviser from 1.5% to 1.0% on all assets financed using more leverage than the Company currently is permitted to incur under the existing 200% asset coverage ratio.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in the Company’s common stock, assuming (1) the Company’s actual borrowings, (2) the Company incurs the maximum amount of borrowings under the existing minimum asset coverage ratio of 200% and (3) the Company incurs the maximum amount of borrowings under a minimum asset coverage ratio of 150%. In calculating the following expense amounts, the Company has assumed that its annual operating expenses would remain at the levels set forth in the table above, except for the Incentive Fee. Transaction expenses are not included in the following example.

An investor would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return from realized capital gains:

	1 year	3 years	5 years	10 years
Based on the Actual Borrowings as of June 30, 2018	$89	$256	$410	$747
Pro Forma Assuming Maximum Borrowings Permitted Based on the Existing 200% Minimum Asset Coverage Ratio	$94	$271	$432	$776
Pro Forma Assuming Maximum Borrowings Permitted Based on a 150% Minimum Asset Coverage Ratio	$152	$410	$619	$981

The foregoing table is to assist you in understanding the various costs and expenses that an investor in the Company’s common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, the Company’s performance will vary and may result in a return greater or less than 5%. Because the income portion of the Incentive Fee under the Investment Advisory Agreement is unlikely to be significant assuming a 5% annual return, the example assumes that the 5% annual return will be generated entirely through the realization of capital gains on the Company’s assets and, as a result, will trigger the payment of the capital gains portion of the Incentive Fee under the Investment Advisory Agreement. The income portion of the Incentive Fee under the Investment Advisory Agreement, which, assuming a 5% annual return, would either not be payable or have an immaterial impact on the expense amounts shown above, is not included in the example. If the Company achieves sufficient returns on investments, including through the realization of capital gains, to trigger an Incentive Fee of a material amount, expenses, and returns to investors, would be higher. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, under certain circumstances, reinvestment of dividends and other distributions under the Company’s dividend reinvestment plan may occur at a price per share that differs from net asset value.

While the pro forma examples in the above tables assume the maximum amount of borrowings under minimum asset coverage ratios of 200% and 150%, the Company believes that any use of increased leverage will generally depend on market conditions at the applicable time and management, in consultation with the Board, will determine the appropriate level of leverage for the Company based on a variety of factors. As such, even if the proposal is approved, the Company may continue to operate with lower levels of leverage (i.e., higher asset coverage ratios).

This example and the expenses in the table above should not be considered a representation of future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.

Board Recommendation and Rationale for the Proposal

The Board has approved this proposal as in the best interests of the Company and its stockholders and recommends it to the stockholders for their approval.

The Board believes that authorizing the Company to increase its leverage limitation under the 1940 Act earlier than August 1, 2019 is in the best interests of the Company and its stockholders. In coming to this conclusion, the Board considered and evaluated various factors, including but not limited to the following:

•	the ability to increase the regulatory cushion through a lower minimum asset coverage requirement reduces risks from adverse market movements;

•	the potential impact on returns on equity, and the relative benefits of increasing the fundamental earnings power of the business compared to the risks associated with greater leverage;

•	the risks relative to the benefits associated with the use of increased leverage;

•	the impact on fees payable under the Investment Advisory Agreement and other expenses;

•	the potential for greater investment opportunities due to having additional flexibility to manage capital resources;

•	the ability to take advantage of attractive investment and acquisition opportunities due to market conditions; and

•	the current middle market direct lending landscape.

Ability to Increase the Regulatory Cushion Through a Lower Minimum Asset Coverage Requirement Reduces Risks from Adverse Market Movements

The application of the 150% minimum asset coverage ratio would enable the Company to better withstand potential adverse market movements while still meeting its asset coverage requirements. For example, as of June 30, 2018, the Company’s asset coverage ratio was 221%, which, under the current 200% minimum asset coverage ratio, provided a 9.6% cushion based on fair value of investments. Under a 150% minimum asset coverage ratio, all else being equal, that cushion would be 32.2% based on fair value of investments.

The Company believes lowering the minimum asset coverage requirement provides meaningful regulatory relief to the Company as it removes the most significant existential or outside risk that a BDC structure faces — the risk that broader market events and individual portfolio company specific credit issues puts downward pressure on the fair value of investments that could result in a breach of statutory asset coverage requirements. Such a breach could severely limit the ability of a BDC to operate, constraining further borrowings and, as a result, the ability to pay distributions to stockholders and interest to lenders. The relief provided through the lower asset coverage requirement increases the regulatory cushion, or room above the minimum asset coverage requirement, available to the Company, meaning that the amount of decline in the fair value of assets that can be absorbed before the asset coverage requirement is breached is significantly expanded. As a result, the Company believes the relief represents a positive development for stockholders.

The table below illustrates the change in expected cushion based on the company’s existing target leverage range and revised target leverage range upon effectiveness of a 150% asset coverage ratio.

Potential Impact on Returns on Equity and the Relative Benefits of Increasing the Fundamental Earnings Power of the Business Compared to the Risks Associated with Greater Leverage

The Board considered the potential impact of additional leverage on the Company’s net investment income and discussed how access to greater leverage has the potential to increase and sustain the Company’s investment yield and returns to common stockholders. Funds that use leverage generally aim to earn an investment return on money raised through leverage that exceeds the costs of leveraging, and thereby to increase returns to common stockholders. The Board discussed that any investment returns in excess of the costs of leverage would benefit the holders of the common stock; however, to the extent the costs of leverage exceed such investment returns, those costs would be borne by and reduce the returns to the holders of the common stock.

The table illustrates the Company’s ability to continue its current dividend policy at differing levels of leverage (debt-to-equity) and credit losses by comparing the Company’s dividend yields for the twelve months ended June 30, 2018 to illustrative annual returns on equity (“ROEs”) under various scenarios, which are based on the assumptions set forth in the notes to the table:

-	Cells in green show scenarios where ROEs would exceed the total dividend yield (including base and supplemental dividends) of 10.0%.

-

Cells in orange show scenarios where ROEs would exceed the base dividend yield of 8.7%. Because the Company’s supplemental dividend rate varies based on portfolio return each quarter, no change to the Company’s current dividend framework would be required.

-	Cells in yellow show scenarios where ROEs would be less than the base dividend yield. These scenarios would require a reduction in the Company’s current base dividend.

-	Cells in red show scenarios where ROEs would be less than zero. In these scenarios, the Company would consider taking additional measures to preserve the value of the portfolio.

Notes:

Illustrative ROE based on all-in yield on assets of 11.9%, operating expenses of 0.60% on assets, cost of debt of 5.05% and the Company’s existing fee structure (1.5% management fee and 17.5% incentive fee), without the impact of any fee waivers, in each case based on the debt-to-equity ratio shown in the table above.

The ROE impact of credit losses on portfolio is based on the debt-to-equity ratio shown in the table above.

Dividend Yield calculated based on base dividends paid of $1.56 per share for the twelve month period ended June 30, 2018 and supplemental dividends of $0.24 per share paid during the twelve month period ended June 30, 2018, divided by 6/29/2018 closing stock price of $17.94.

As indicated in the table above, assuming a limited level of credit losses, if the Company were to operate at the top end of its target leverage range (1.25x debt-to-equity) under its revised financial policy, the additional leverage would add approximately 150-250 basis points of annual ROE, compared to operating at 0.75x debt-to-equity.

In addition, as marked in the table, the Company’s analysis shows that, all else being equal, additional leverage would be accretive to ROEs at levels of annual credit losses up to approximately 4.00% in any given year (in other words, ROE is higher at higher levels of leverage at all levels of annual credit losses up to approximately 4.00%). Since the Company began investing activities in 2011, it has experienced average annualized net realized gains of approximately 48 basis points.

Finally, operating at the top end of the Company’s target leverage range under its revised financial policy would provide incremental cushion to the Company’s current base dividend level, as annual credit losses could increase by approximately 50% (as compared to operating at 0.75x leverage) and the Company would still be able to maintain its current base dividend level of $0.39 per share per quarter. In other words, as shown in the table, when operating at 0.75x leverage, the Company could experience credit losses of up to approximately 1.50% before requiring a reduction in the existing base dividend, as compared to credit losses of up to approximately 2.00% when operating at 1.25x leverage.

A larger and more diversified portfolio could provide the Company with more consistent cash flow, which may support the maintenance and growth of its dividend. The Company generally distributes dividends to its stockholders quarterly and for the twelve months ended June 30, 2018, the Company declared total dividends of $1.79 per share of its common stock. Although the Company will continue to seek to generate income sufficient to pay dividends in the future, the proceeds of future debt offerings, and the investments thereof, could enable the Company to maintain and possibly grow its dividends, which may include a return of capital.

The Adviser informed the Board that the Company would only expect to incur additional indebtedness if the Adviser believes that, over time, the costs of carrying the assets to be acquired through leverage are likely to be lower than the Company’s expected incremental investment yield and returns on equity.

While no assurances can be given that the investment yield and returns on equity attributable to borrowing would exceed the costs of such leverage, the Board concluded that the benefits of increased leverage outweigh the risks.

Risks Relative to the Benefits Associated With the Use of Increased Leverage

The Board considered how increased leverage could increase the risks associated with investing in the Company’s common stock. For example, if the value of the Company’s assets decreases, leverage will cause the Company’s net asset value to decline more sharply than it otherwise would have without leverage or with lower leverage, increasing the risk of investing in the Company’s common stock. Similarly, any decrease in the Company’s revenue would cause its net income to decline more sharply than it would have if the Company had not borrowed or had borrowed less. In addition, the Company would have to service any additional debt that it incurs, including interest expense on debt and dividends on preferred stock, that the Company may issue, as well as the fees and costs related to the entry into or amendments to debt facilities. These expenses (which may be higher than the expenses on the Company’s current borrowings due to the rising interest rate environment) would decrease net investment income, and the Company’s ability to pay such expenses will depend largely on the Company’s financial performance and will be subject to prevailing economic conditions and competitive pressures.

Since the Company already uses leverage in optimizing its investment portfolio, there are no material new risks associated with the moderate change in financial policy through the increase and expansion of the target leverage range. As a result, the Board concluded that the potential benefits of increased leverage outweigh these risks. Management also discussed with the Board its plan to continue the Company’s current investment strategy and framework and ensure that the Company maintains sound risk management processes to navigate the risks associated with expanded leverage. To that end, the Board established a formal risk management committee, whose purpose is to assist the Board in its oversight of the Company’s overall risk tolerance and management of capital, liquidity, and funding planning and strategy. The charter of this newly established committee has also been published and is available on the Company’s website.

Impact on Fees Payable under the Investment Advisory Agreement and Other Expenses

The Board considered the impact of the use of higher leverage on the Company’s base management fee and incentive fee payable to the Adviser, noting that additional leverage would increase the base management fee and could increase the incentive fees.

The incentive fees payable by the Company to the Adviser may create an incentive for the Adviser to pursue investments that are riskier or more speculative than would be the case in the absence of such compensation arrangement. The incentive fees payable to the Adviser are calculated based on a percentage of the Company’s pre-incentive fee net investment income in excess of a quarterly “hurdle rate” expressed as a rate of return on the value of the Company’s net assets at the end of the immediately preceding calendar quarter. Accordingly, because an increase in leverage would increase gross assets and may increase net investment income without increasing net assets, an increase in leverage would magnify positive returns, increasing the likelihood that the Company would meet or exceed the hurdle rate applicable to the incentive fee based on interest income, which may result in an increase in the amount of incentive fee payable to the Adviser.

The base management fee payable to the Adviser pursuant to the Investment Advisory Agreement is currently calculated at an annual rate of 1.5% (0.375% per quarter) of the average value of the Company’s gross assets (including cash and cash equivalents and assets purchased with borrowed amounts) using the values at the end of the two most recently completed calendar quarters, adjusted for any share issuances or repurchases during the period. As such, incurring additional leverage would increase the management fee payable to the Adviser.

The Adviser intends to waive a portion of the Management Fee payable under the Company’s Investment Advisory Agreement by reducing the Management Fee on assets financed using leverage over 200% asset coverage (in other words, over 1.0x debt-to-equity). Currently, the Management Fee payable to the Adviser is an annual rate of 1.5%, based on the average value of the Company’s gross assets calculated using the values at the end of the two most recently completed calendar quarters, adjusted for any share issuances or repurchases during the period. Pursuant to the waiver, the Adviser intends to waive the portion of the Management Fee in excess of an annual rate of 1.0% (0.250% per quarter) on the average value of the Company’s gross assets as of the end of the two most recently completed calendar quarters that exceeds the product of (i) 200% and (ii) the average value of the Company’s net asset value at the end of the two most recently completed calendar quarters. The fee waiver will be permanent and will have the effect of reducing the Management Fee payable to the Adviser from 1.5% to 1.0% on assets financed using greater leverage than the Company currently is permitted to incur under the existing 200% asset coverage ratio.

Since the Company already uses leverage in optimizing its investment portfolio, there are no material new risks associated with increased leverage on the base management and incentive fees payable to the Adviser or the Adviser’s incentives. The Adviser also informed the Board that it intends to manage the Company in the same disciplined manner as it has prior to the effectiveness of the lower minimum asset coverage ratio. The Board also noted that sourcing additional investment opportunities to deploy any additional capital will require additional time and effort on the part of the Adviser and its investment personnel.

Potential for Greater Investment Opportunities Due to Having Additional Flexibility to Manage Capital Resources

By increasing the Company’s maximum permitted leverage, the application of the 150% minimum asset coverage ratio would provide the Company with larger capital resources. Based on the Company’s balance sheet as of June 30, 2018, reducing the minimum asset coverage ratio from 200% to 150% would allow the Company to borrow approximately $1.2 billion in additional capital, subject to compliance with the covenants under its debt facilities. With more capital to make investments, the Company could be a more meaningful capital provider and such additional capital would allow it to compete more effectively for high-quality investment opportunities. The greater deal flow would also enable the Company to participate more meaningfully in the private debt markets and to make larger loans to its portfolio companies with no loss of diversification of the overall portfolio.

The Company plans to raise its incremental leverage gradually and grow assets over time by entering into investments that enhance the diversification profile of its portfolio when the Company believes there are attractive market opportunities. At this new target leverage range, the Company believes it will be able to maintain its investment grade ratings. Outside of this change to the Company’s target debt-to-equity range, the Company does not plan to make any changes to its investment strategy, dividend framework or funding approach. The Company will continue to focus on directly originated, first lien senior secured investments with attractive risk-adjusted returns.

The Board noted that approximately 93% of the Company’s total assets at fair value were invested in first-lien debt as of June 30, 2018, and that a portfolio comprised of such assets is well suited to take advantage of additional leverage. As a result, with additional leverage, the Company may continue to seek investments in lower risk, lower yielding loans. The Board further noted that the increase in total assets available for investment as a result of incurring additional leverage would increase the assets available for investment in assets considered “non-qualifying assets” for purposes of Section 55 of the 1940 Act, which will also give the Company greater flexibility when evaluating investment opportunities.

Ability to Take Advantage of Attractive Investment and Acquisition Opportunities Due to Market Conditions

The Board considered that the capital raised through additional debt financing may help the Company generate additional investment and acquisition opportunities and would allow the Company to better manage its capital and to only undertake equity capital raises when market conditions are optimal for doing so.

From time to time, capital markets may experience periods of disruption and instability. For example, between 2008 and 2009, the global capital markets were unstable as evidenced by periodic disruptions in liquidity in the debt capital markets, significant write-offs in the financial services sector, the re-pricing of credit risk in the broadly syndicated credit market and the failure of major financial institutions. Despite actions of the U.S. federal government and foreign governments, these events contributed to worsening general economic conditions that materially and adversely impacted the broader financial and credit markets and reduced the availability of debt and equity capital for the market as a whole and financial services firms in particular. As a result of the disruption and volatility in the credit markets during this time, there was a reduction in capital available to certain specialty finance companies and other capital providers, causing a reduction in competition. These conditions also coincided with lower stock prices for BDCs, with most BDCs trading below net asset value per share. The Company believes that favorable investment opportunities to invest at attractive risk-adjusted returns, including opportunities to make acquisitions of other companies or investment portfolios at attractive values, may be created during these periods of disruption and volatility.

While market conditions have largely recovered from the events of 2008 and 2009, there have been continuing periods of volatility, some lasting longer than others. In particular, the Company has seen periods during the last few years where BDCs, including the Company, have traded below net asset value per share due to such stock market volatility. While the Company’s shares of common stock are currently trading above net asset value per share, there can be no assurance that they will continue to do so and there can be no assurance that these adverse market conditions will not repeat themselves or worsen in the future. If adverse market conditions re-occur or increase in severity and duration prior to August 1, 2019, the Company may not have access to sufficient equity capital in order to maintain compliance with the current 200% minimum asset coverage ratio and take advantage of attractive investment opportunities that are created during these periods. In addition, the equity capital that will be available, if any, may be available only at an issuance price below net asset value per share. Stockholder approval of this proposal would provide the Company with the flexibility, prior to August 1, 2019, to raise additional debt capital to invest in such attractive investment opportunities, which typically need to be made expeditiously.

The Current Middle Market Direct Lending Landscape

The Board considered the middle market direct lending landscape in which the Company operates. The Company’s primary competitors in providing financing to middle-market companies include public and private entities, other BDCs, commercial banks, commercial financing companies and insurance companies. Many of the Company’s competitors are substantially larger and have considerably greater financial, technical and marketing resources than the Company. For example, some competitors may have a lower cost of funds and access to funding sources that will not be available to the Company. In addition, some competitors may have higher risk tolerances or different risk assessments than the Company, which could allow them to consider a wider variety of investments than the Company. Furthermore, many of the Company’s competitors are not subject to the regulatory restrictions to which the Company is subject under the 1940 Act. Enabling the Company to incur additional indebtedness is expected to increase the competitiveness of the Company. Moreover, if other BDCs take advantage of the ability to incur additional indebtedness and the Company does not have the flexibility to do so, its competitiveness relative to such BDCs may be reduced.

As a result, the Board concluded that the potential benefits of increased leverage outweigh these risks.

Other Considerations

The Company’s Revolving Credit Facility currently contains a covenant limiting the Company’s minimum asset coverage ratio to 200%. The Company plans to seek an amendment to the facility to lower the covenant ratio to 150% but the Company may not be able to amend its Revolving Credit Facility to change this covenant and take advantage of the benefits described above, and even if the Company is successful in amending the credit facility, it will incur costs to do so and the other terms of such amended facility, such as interest rate, may not be as favorable to the Company as the current terms. An inability on the part of the Company to amend the contractual asset coverage limitation and access additional leverage could limit the Company’s ability to take advantage of the benefits described above related to its ability to incur additional leverage. Amendments to the Revolving Credit Facility to reduce the asset coverage covenant in the Revolving Credit Facility may result in the lenders demanding higher interest rates being applied to the borrowings under the facility, which, in turn, would increase the Company’s borrowing costs and limit the benefits of increased leverage.

The Board also noted that holders of any senior securities, including any additional senior securities that the Company may be able to issue as a result of the reduced asset coverage requirements, will have fixed-dollar claims on the Company’s assets that are superior to the claims of the stockholders. As a result, in the case of a liquidation event, holders of these senior securities would receive proceeds to the extent of their fixed claims before any distributions are made to the stockholders, and the issuance of additional senior securities may result in fewer proceeds remaining for distribution to the stockholders if the assets purchased with the capital raised from such issuances decline in value.

Upon approval of the application of the 150% minimum asset coverage ratio to the Company, the Company will need to comply with additional disclosure requirements, including with respect to both current reports on Form 8-K and ongoing periodic reports on Form 10-Q and Form 10-K. The Board noted that, based on discussions with the Adviser, none of these requirements are burdensome and the additional disclosure is appropriate.

Based on its consideration of each of the above factors and such other information as the Board deemed relevant, the Board concluded that this proposal is in the best interests of the Company and the stockholders and recommended that the stockholders approve this proposal.

Required Vote

The affirmative vote of the majority of shares represented at the meeting and voting on the proposal will determine the outcome of the proposal. For the proposal, “abstain” votes and broker non-votes, if any, will count as shares represented at the meeting for purpose of establishing a quorum but will have no effect on the outcome of the vote.

The Board recommends voting FOR this proposal to allow the Company to increase leverage by approving the application to the Company of a minimum asset coverage ratio of 150% pursuant to section 61(a)(2) of the Investment Company Act of 1940, as amended, to become effective the date after the Special Meeting, which would permit the Company to double the maximum amount of leverage that it is currently permitted to incur.

OTHER BUSINESS

Under our Bylaws, the only matters that may be acted on at a special meeting of stockholders are those stated in the Notice of Special Meeting. Accordingly, other than procedural matters relating to the proposal, no other business may properly come before the Special Meeting. Should any procedural matter requiring a vote of stockholders arise, it is the intention of the persons named in the proxy to vote in accordance with their discretion on such procedural matters.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

Inclusion of Proposals in Our Proxy Statement and Proxy Card Under the SEC’s Rules

Any proposal of a stockholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2019 annual meeting of stockholders pursuant to Rule 14a-8 of the SEC’s rules must be received by us at our principal executive offices no later than December 4, 2018. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. All proposals should be sent to our principal executive offices addressed to the Secretary of the Company, Jennifer Gordon, TPG Specialty Lending, Inc., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

Bylaw Requirements for Stockholder Submission of Nominations and Proposals

A stockholder recommendation for nomination of a person for election to our board or a proposal for consideration at our 2019 annual meeting, other than stockholder proposals submitted pursuant to the SEC’s Rule 14a-8, must be submitted in accordance with the advance notice procedures and other requirements set forth in our Bylaws. These requirements are separate from the requirements discussed above to have the stockholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. The item to be brought before the meeting must be a proper subject for stockholder action.

Our Bylaws require that the proposal or recommendation for nomination must be received by our Secretary at our principal executive offices at the above address no later than February 16, 2019, unless the date of our 2019 annual meeting is more than 30 days before or more than 60 days after May 17, 2019, the anniversary of our 2018 annual meeting, in which case notice by the stockholder to be timely must be so received not later than the later of the close of business 90 days prior to such annual meeting or the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made.

ANNUAL REPORT

We will furnish, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 to any stockholder upon request. Requests should be directed to the Secretary of the Company, Jennifer Gordon, TPG Specialty Lending, Inc., 888 7th Avenue, 35th Floor, New York, NY 10106, Attention: TSLX Investor Relations, or by emailing us at IRTSL@tpg.com.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year a number of brokers with account holders who are the Company’s stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We will promptly deliver a separate copy of these documents to you upon written or oral request to our Investor Relations Department by mail at TPG Specialty Lending, Inc., 888 7th Avenue, 35th Floor, New York, NY 10106, Attention: TSLX Investor Relations, by email at IRTSL@tpg.com or by phone at 212-601-4753. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, annual report and/or Notice of Internet Availability of Proxy Materials, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement, annual report and/or Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE OVER THE INTERNET, BY PHONE, OR BY MARKING, SIGNING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION CARD AS SOON AS POSSIBLE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

/s/ Jennifer Gordon
Jennifer Gordon
Chief Compliance Officer, Vice President and Secretary

PRIVACY PRINCIPLES

The Company is committed to maintaining the confidentiality, integrity and security of nonpublic personal information relating to investors. The following information is provided to help you understand what personal information the Company collects, how it protects that information and why, in certain cases, it may share information with select other parties.

The Company may collect nonpublic personal information regarding investors from sources such as subscription agreements, investor questionnaires and other forms; individual investors’ account histories; and correspondence between the Company and individual investors. The Company may share information that it collects regarding an investor with its affiliates and the employees of such affiliates for legitimate business purposes, for example, in order to service the investor’s accounts or provide the investor with information about other products and services offered by the Company or its affiliates that may be of interest to the investor. In addition, the Company may disclose information that it collects regarding investors to third parties who are not affiliated with the Company (i) as authorized by investors in investor subscription agreements or the Company’s organizational documents, (ii) as required by law or in connection with regulatory or law enforcement inquiries, or (iii) as otherwise permitted by law to the extent necessary to effect, administer or enforce investor or Company transactions.

Any party that receives nonpublic personal information relating to investors from the Company is permitted to use the information only for legitimate business purposes or as otherwise required or permitted by applicable law or regulation. In this regard, for officers, employees and agents of the Company and its affiliates, access to such information is restricted to those who need such access to provide services to the Company and investors. The Company maintains physical, electronic and procedural safeguards to seek to guard investor nonpublic personal information. Third parties that handle this information shall agree to follow the standards the Company has established. All safeguards apply to nonpublic personal information of current, former and prospective investors.

TPG SPECIALTY LENDING

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com.

TPG SPECIALTY LENDING, INC.

Special Meeting of Stockholders

October 8, 2018 at 9:30 a.m. EDT

This proxy is solicited by the Board of Directors

The stockholders hereby appoint Jennifer Gordon and Ken Burke, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TPG SPECIALTY LENDING, INC. that the stockholders are entitled to vote at a Special Meeting of Stockholders to be held at 9:30 a.m. EDT on October 8, 2018 at the offices of Cleary Gottlieb Steen & Hamilton LLP, 450 Park Ave, 28th floor, New York, NY 10022 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 10/07/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 10/07/2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

Keep This Portion For Your Records Detach and Return This Portion Only

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	To approve the application to the Company of a minimum asset coverage ratio of 150%, pursuant to Section 61(a)(2) of the Investment Company Act of 1940, as amended, to become effective the date after the Special Meeting, which would permit the Company to double the maximum amount of leverage that it is currently permitted to incur.	FOR ☐	AGAINST ☐	ABSTAIN ☐

NOTE: The named proxies are also authorized to transact such other business as may properly come before the Special Meeting of Stockholders or any postponement or adjournment thereof.

Please indicate if you plan to attend this meeting		YES ☐	NO ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

SIGNATURE [Please Sign Within Box]	DATE	SIGNATURE (Joint Owners)	DATE